EXHIBIT 10.32

March 5, 2013

Mr. Jerry Swinford

Coil Tubing Technology, Inc.

19511 Wied Rd, Suite E

Spring, Texas 77388

 Dear Mr. Swinford:

At your request, we are submitting the following proposal to provide professional accounting and consulting services, to Coil Tubing Technology, Inc.:

1. Our fee will be $5,000.00 per month for professional time, which is detailed in the following.

2. In addition, we will bill you for out-of-pocket expenses (For example, travel expenses). These expenses will be discussed with you before such charges are incurred, if any. Out-of-pocket expenses will not include travel within the Harris County limits.

3. In short, our firm will act as your chief financial officer which will allow you to pay attention to aspects of your business other than financial affairs. Professional services which we will provide include the following:

a) Assistance during each quarter and annually for filings with the Security and Exchange Commission

b) Coordination with company personnel in preparing and monitoring such filings c) We will sign, as chief financial officer, all filings with the Securities and Exchange Commission.

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Mr. Jerry Swinford

Coil Tubing Technology, Inc.

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d) It is anticipated that we will spend on the average forty (40) hours per month in providing our accounting services.

4. Additional services will be determined under a separate engagement letter and billed at our standard hourly rate of $300.00/hr.

5. Payment for our services will be due as follows: $5,000.00 on the 1st day of each month.

The above structure commences March 1, 2013.

We look forward to your response to our proposal.  If you are in agreement with the above please sign in the space provided below.